[Letterhead of Gray, Plant, Mooty, Mooty & Bennett, P.A.]

Exhibit 5.1

October 4, 2002

Pelion Systems, Inc.
1455 Dixon Avenue
Suite 300
Lafayette, CO 80026

RE: Form SB-2 Registration Statement

Ladies and Gentlemen:

We refer to the Registration Statement on Form SB-2 (File No. 333-90274) (the “Registration Statement”) filed by Pelion Systems, Inc., a Colorado corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), relating to the sale by the Company of: (i) a maximum of 230,000 units (the “Units”) of securities, each Unit consisting of one share of the common stock of the Company, no par value (the “Common Stock”), and one Warrant (the “Warrant”) to purchase one share of Common Stock and (ii) the representative’s unit purchase option (“Unit Purchase Option”) evidencing the right to purchase 20,000 Units (the “Underwriter’s Units”) of securities, each Underwriter’s Unit consisting of one share of Common Stock and one Warrant.

We have reviewed such documents and records as we deemed necessary to enable us to express an opinion on the matters covered hereby, and we are of the opinion that:

1.
The maximum of 230,000 shares of Common Stock included in the Units and proposed to be sold by the Company will, when sold pursuant to the Registration Statement and the resolutions of the Board of Directors of the Company authorizing the same, be legally issued, fully paid and non-assessable. The shares of common Stock issuable upon exercise of the Warrants included in the Units will, when issued in accordance with the terms and conditions of the Warrant Agreement, a form of which is filed as an Exhibit to the Registration Statement, between the Company and Corporate Stock Transfer as Warrant Agent (the “Warrant Agreement”), be legally issued, fully paid and non-assessable;

2.
The Warrants included in the Units and the Warrants issuable upon exercise of the Unit Purchase Option will, when sold as contemplated by the Registration Statement, constitute legal, valid and binding obligations of the Company; and

3.
The 20,000 shares of Common Stock included in the Underwriter’s Units issuable upon exercise of the Underwriter’s Unit Purchase Option will, when issued in accordance with the terms and conditions of the Unit Purchase Option, a form of which is filed as an exhibit to the Registration Statement, be legally issued, fully paid and non-assessable. The shares of Common Stock issuable upon exercise of the Underwriter’s Warrants in the Underwriter’s Units will, when issued in accordance with the terms and conditions of the Warrant Agreement, be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus which forms a part thereof.

We are delivering this opinion to the Company, and no person other than the Company may rely upon it.

Very truly yours,

GRAY, PLANT, MOOTY,
MOOTY & BENNETT, P.A.

/s/ Gray, Plant, Mooty, Mooty & Bennett, P.A.